Exhibit (a)(1)(C)

March 31, 2010

IMPORTANT NEWS – PLEASE READ IMMEDIATELY

SHOULD YOU CHOOSE TO PARTICIPATE IN THIS VOLUNTARY OFFER, YOU MUST TAKE ACTION BY 4:00 P.M. CENTRAL TIME ON APRIL 29, 2010.

We are pleased to provide details of the previously announced Stock Option Exchange Offer.  As you may be eligible to participate, we encourage you to carefully read the “Offer to Exchange Certain Stock Options for Replacement Options” as well as the other offering materials referred to in, or included as exhibits to, the Schedule TO we filed with the Securities and Exchange Commission today (collectively, as amended from time to time, the “Offering Materials”), all of which are available on the Stock Option Exchange Website at https://sonic.equitybenefits.com and posted on the Option Exchange link on PartnerNet under Scoop.  These materials will help you to understand fully the risks and benefits of this Exchange Offer and its terms and conditions.

Participation in the Stock Option Exchange Offer is completely voluntary.  If you do not participate in this Exchange Offer, you will keep your outstanding eligible options and their terms will not change.

OPTION EXCHANGE OFFER INFORMATION & WEBSITE

Below you’ll find a basic outline of the Exchange Offer.  Please take the time to educate yourself about the offer by reviewing the Offering Materials and resources on the Stock Option Exchange Website.  If you choose to participate, you can elect to do so through this website as well.  To log onto the website, your Log In ID is your firstname.lastname.  Your initial password is, in most cases, the first four capitalized letters of your last name and the last four digits of your social security number.

Example:	Log In ID john.smith
Password SMIT1234

You will be required to reset your password during your initial login.

ELIGIBILITY

All employees who hold options priced at $15.00 or above and are continuously employed by Sonic throughout the offering period are eligible, except that senior executives and members or our Board of Directors are excluded.

EXCHANGE DETAILS

•	Exchange Ratio: Options will be exchanged for replacement options covering a lesser number of shares based on the current exercise price as follows:

Exercise Price of Eligible Option ($)	Exchange Ratio	Example
16.34	1.35 to 1	74 Replacement Options issued in exchange for 100 Eligible Options (100 divided by 1.35)
19.30 to 21.14	1.70 to 1	58 Replacement Options issued in exchange for 100 Eligible Options (100 divided by 1.70)
21.65 to 22.24	1.95 to 1	51 Replacement Options issued in exchange for 100 Eligible Options (100 divided by 1.95)
22.54 to 24.81	2.10 to 1	47 Replacement Options issued in exchange for 100 Eligible Options (100 divided by 2.10)

Some key features of the replacement options will include:

•	Type of Options: Non-qualified stock options.

•
Vesting Period:  If the eligible stock options are vested, the vesting date for the replacement options will be April 29, 2011.  If the eligible stock options are not vested, the vesting schedule for the replacement options will be extended by one year from the current vesting schedule of the eligible stock option.

•	Option Term: No change.

•
Exercise Price:  110% of the closing sale price of Sonic’s common stock, as reported on the NASDAQ Global Market, on the grant date of the replacement option (the expiration day of the offering period, which we currently expect to be April 29, 2010.)

TIMING

•	The offering period begins today and will end at 4:00 p.m. Central Time on April 29, 2010, unless Sonic is required or decides to extend the offering period to a later date.

•
Employees who wish to participate in the Exchange Offer must elect to participate during this window through the Stock Option Exchange Website at https://sonic.equitybenefits.com.  We will not accept any elections after 4:00 p.m. Central Time on April 29, 2010, unless Sonic is required or decides to extend the offering period to a later date.

•
Based on our expected timeline, employees will be granted replacement options for exchanged eligible stock options as of April 29, 2010, and the replacement grants will appear in the employees’ Schwab accounts as soon as reasonably practicable after the close of the offer.

HOW TO LEARN MORE

The election period for this offer begins today.  There are many things to consider when deciding whether to participate in this offer, and we encourage you to carefully read the Offering Materials before deciding to participate.  Please review the Stock Option Exchange Website for more information and instructions on how to elect to participate in the offer, change a prior election and withdraw your election before the end of the election period.

Sonic will offer Option Exchange information presentations to employees on Tuesday, April 6, at 9:30 a.m. and 3:00 p.m. in the Sonic Café.  We expect these presentations to last less than 30 minutes.

A webinar will also be available to employees on Tuesday, April 6 at 1:30 p.m.  The dial-in number for the webinar is (866) 481-2766, conference #4052254850.

Sonic makes no recommendation as to whether you should participate in the Option Exchange offer.  You must make your own decision whether to participate.  We encourage you to speak with your financial, legal and/or tax advisors as necessary, before deciding whether to participate in this offer.

If you still have questions about the Exchange Offer after reviewing the Offering Materials, please send your detailed questions by email to optionexchquestions@sonicdrivein.com, or call Sonic’s Option Exchange Hotline at 405-225-5250.